SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2017

DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On October 25, 2017, Dycom Industries, Inc. (the “Company”) entered into an employment agreement with Timothy R. Estes (the “Employment Agreement”) whereby Mr. Estes will continue to serve as Executive Vice President and Chief Operating Officer of the Company.  The Employment Agreement is effective as of October 25, 2017, and supersedes the employment agreement between the Company and Mr. Estes dated as of October 4, 2012.  The Employment Agreement provides for a term of employment that continues until the Company’s 2021 Annual Meeting of Shareholders (the “End Date”).

During the term of the Employment Agreement, the Company will provide Mr. Estes with the following compensation and benefits: (i) an annual base salary of $700,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors with a maximum bonus opportunity of not less than 170% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company, except as otherwise specified in the Employment Agreement; (iv) eligibility to participate in all employee benefit plans or programs of the Company; and (v) an annual executive physical.

If Mr. Estes resigns his employment with the Company without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance payments.  In the event that the Company terminates his employment without cause or Mr. Estes resigns his employment with the Company for good reason during the employment term, but prior to a change in control of the Company, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of: (i) his then-annual base salary, plus (ii) the greater of (x) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (y) 100% of his then-annual base salary.  The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a change in control.  In addition, Mr. Estes will continue to participate in the Company’s health and welfare benefit plans for a period of two years following his resignation of employment for good reason or his termination of employment by the Company without cause.

If the Company terminates Mr. Estes’s employment without cause or Mr. Estes resigns his employment for good reason on or following a change in control of the Company, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of: (i) his then-annual base salary, plus (ii) the greater of (x) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (y) 100% of his then-annual base salary.  Mr. Estes will also be entitled to a pro rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation.  These amounts will be payable in a single lump sum within five days following such termination or resignation.  Mr. Estes will also continue to participate in the Company’s health and welfare benefit plans for a period of two years following his termination or resignation.

In addition, all outstanding equity awards held by Mr. Estes at the time of his resignation of employment with the Company for good reason or his termination of employment by the Company without cause on or following a change in control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

If Mr. Estes’s employment terminates due to his retirement on the End Date, Mr. Estes will be entitled to a pro rata portion of the annual bonus he would have earned for fiscal year 2022, payable upon certification of performance for fiscal year 2022. In addition, Mr. Estes’s outstanding equity awards would generally be treated as follows: (i) stock options will fully and immediately vest; (ii) time vesting restricted stock or restricted stock unit awards will continue to vest for the three-year period following the termination of employment date; (iii) subject to meeting the required performance period, performance vesting restricted stock or restricted stock unit awards will continue to vest for the two-year period following the termination of employment date; and (iv) with respect to any other outstanding equity awards, continued vesting, with any performance vesting awards subject to the applicable performance conditions.

In the event that Mr. Estes’s employment is terminated due to his death or disability subsequent to the Company’s 2019 Annual Meeting of Shareholders but prior to the End Date, he will be entitled to the following: (i) a pro rata bonus equal to the annual bonus he would have earned for the fiscal year in which his death or disability occurs; (ii) full acceleration of his outstanding stock options; (iii) with respect to his outstanding time and performance vesting restricted stock or restricted stock unit awards, (1) in the case of death, full acceleration of those awards with any performance awards vesting at their respective target performance levels; or (2) in the case of disability, continued vesting in accordance with the terms of those awards, with any performance vesting awards subject to the applicable performance conditions; and (iv) with respect to any other outstanding equity awards, continued vesting, with any performance vesting awards subject to the applicable performance conditions.

If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Estes will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. Estes’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Payment of any severance under the Employment Agreement is contingent upon Mr. Estes’s execution and delivery of a general waiver and release of claims against the Company.  Mr. Estes is subject to a five-year confidentiality covenant and non-competition and non-solicitation covenants for the period commencing on Mr. Estes’s termination of employment and ending on the later of (i) the first anniversary of his termination of employment date and (ii) to the extent Mr. Estes is entitled to post-employment continued vesting of any his outstanding equity awards, the duration of any such continued vesting period (but only for so long as the applicable equity award remains unvested).  Mr. Estes is also subject to an assignment of inventions and developments agreement.

The Employment Agreement also provides for arbitration in the event of any dispute or controversy arising out of the Employment Agreement or Mr. Estes’s employment with the Company.  The Company will pay or reimburse Mr. Estes, on an after-tax basis, for all reasonable legal fees and expenses incurred by him in enforcing rights under the Employment Agreement.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between Dycom Industries, Inc. and Timothy R. Estes, dated as of October 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 27, 2017

DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Richard B. Vilsoet
Name:	Richard B. Vilsoet
Title:	Vice President, General Counsel and Corporate Secretary